Exhibit 10.1

FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT is dated June 10, 2020 (the “Fifth Amendment”), and is by and between Byline Bancorp, Inc., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation (the “Borrower”), with offices at 180 N. LaSalle Street, 3rd Floor, Chicago, IL  60601, and CIBC Bank USA (together with successors and assigns, the “Lender”), with offices at 120 S. LaSalle Street, Chicago, IL  60603, as further identified below.

RECITALS:

A. The Borrower and the Lender have heretofore executed a Revolving Credit Agreement dated October 13, 2016, as amended by First Amendment thereto effective April 13, 2017, as amended by Second Amendment thereto effective October 12, 2017, as amended by Third Amendment thereto effective October 11, 2018, and as amended by Fourth Amendment thereto effective October 10, 2019 (collectively, the “Loan Agreement”), which may be further amended from time to time, and the Borrower (and if applicable, certain third parties) have executed a Negative Pledge Agreement dated October 11, 2018 (the “Negative Pledge Agreement”), a Fourth Amended Revolving Note dated October 10, 2019 (the “Fourth Amended Note”), and such other documents which may or may not be identified in the Agreement and certain other related documents (collectively, together with the Loan Agreement, the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from time to time up to the original maximum amount stated therein, as may be amended from time to time.

B.  The Borrower has requested and the Lender has agreed to make certain other modifications to the Loan Agreement and Loan Documents as described below.

C.  The Lender has agreed to such modifications, but only on the terms and conditions outlined in this Fifth Amendment.

1.The Borrower has requested the Lender’s consent to raise in June, 2020, up to an aggregate One Hundred Million and 00/100ths Dollars ($100,000,000.00) in additional Subordinated Debt and/or preferred equity (the “Subordinated Debt/ Preferred Equity Raise”).  The Lender hereby consents to the Subordinated Debt/ Preferred Equity Raise under Section 10.1 of the Loan Agreement, and the Lender agrees that the Subordinated Debt/ Preferred Equity Raise to be consummated in June, 2020, is excluded from the mandatory prepayments requirement under Section 4.2.2 of the Loan Agreement.  Notwithstanding anything in Section 10.2, Section 10.3 and Section 10.14 of the Loan Agreement to the contrary, as long as there is no Event of Default under the Loan Agreement or the Loan Documents, the Borrower shall not need to obtain Lender’s prior written consent to repay/redeem principal of any additional debt (whether Subordinated Debt, Trust Preferred Securities (TruPS) or preferred stock, including any Subordinated Debt and/or preferred equity issued in connection with the Subordinated Debt/Preferred Equity Raise) (collectively, the “Additional Debt”) and such repayments/redemptions are allowed so long as they are in compliance with regulatory guidelines; provided, however, that if an Event of Default exists under the Loan Agreement or the Loan Documents, then the  Borrower shall obtain the Lender’s prior written consent to repay principal on any Additional Debt.  Borrower acknowledges and agrees that Additional Debt is expressly subordinate and junior, in right of payment, to the Loan.”

2.New Section 6.9, Effect of Benchmark Transition Event, is hereby added to the Loan Agreement as follows:

“6.9 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender (without, except

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as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Lender has posted such proposed amendment to Borrower. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrower has delivered to Lender written notice that Borrower accepts such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Prime Rate Loans.

(e) Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Lender by notice to Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of:

(1) a determination by Lender or (2) a notification by Borrower to Lender, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and, in the case of clause (2) the agreement by Lender to amend this Agreement as a result of such election.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

3.The first sentence of Section 7.9, Use of Proceeds, of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with as follows:

“Borrower intends to use the proceeds of the Loan for general corporate purposes, organic growth, acquisitions and liquidity, including stock repurchases.”

4.The first sentence of Section 8.6, Use of Proceeds, of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with as follows:

“Use the proceeds of the Loan for general corporate purposes, organic growth, acquisitions and liquidity, including stock repurchases.”

5.Subsection  9.1.2, Tier 1 Leverage Capital Ratio, of the Loan Agreement is hereby deleted and replaced with new Subsection 9.1.2 as follows:

“9.1.2 Tier 1 Leverage Capital Ratio

.  Total Tier 1 Leverage Capital Ratio equal to or greater than 8.5%.”

6.Subsection 9.3, Minimum Liquidity, of the Loan Agreement is hereby deleted and replaced with new Subsection 9.3 as follows:

“9.3	Minimum Liquidity

.  Borrower shall maintain at all times minimum Liquidity of at least Seven Million Five Hundred Thousand and 00/100ths Dollars ($7,500,000.00), measured quarterly beginning with the quarter ended June 30, 2020.  Borrower shall provide to Lender such information with respect to the minimum Liquidity, including statements and other information evidencing the same, on a quarterly basis beginning June 30, 2020, as may be reasonably requested by Lender and in a form and substance as requested by the Lender.”

7.Subsection 10.2, Restricted Payments, of the Loan Agreement is hereby deleted and replaced with new Subsection 10.2 as follows:

“10.2. Restricted Payments. Except as otherwise provided in this Agreement, not, and not permit any Subsidiary to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt, Subordinated Debt or Additional Debt, other than, so long as Borrower is not in default in the payment of principal of or interest on the Loan or there is not an Event of Default that allows acceleration by Lender of the Loan prior to the date on which it would otherwise become due and payable, regularly scheduled dividend and/or interest payments thereon in accordance with its terms, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, any Subsidiary may pay dividends or make other distributions to Borrower, and any repurchases of, and dividends declared or paid with respect to, Borrower’s common stock prior to the date of this amendment are hereby approved and ratified.

8.Subsection 10.3, Distributions, of the Loan Agreement is hereby deleted and replaced with new Subsection 10.3 as follows:

“10.3. Distributions. If an Event of Default exists, not itself declare or pay any cash dividend or make (or otherwise become obligated to make) any other distribution in respect of its Capital Securities whether to common shareholders or otherwise, except that so long as no Event of Default exists and they are in compliance with regulatory guidelines, notwithstanding anything to the contrary in Section 10.2, dividends may be declared and distributed to common and Series B Preferred shareholders as and when due.

9.	The following language is hereby added to the end of Section 13.1, Waiver; Amendments, of the Loan Agreement as follows:

“This Agreement shall not be amended, modified or supplemented without the written agreement of Borrower and Lender at the time of such amendment, modification or supplement, except as set forth in Section 6.9.  No waiver of any provision of this Agreement or any of the other Loan Documents shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent therein set forth.  Failure by Lender to insist upon full and prompt performance of any provisions of this Agreement or any of the other Loan Documents, or to take action in the event of any breach of any such provision or upon the occurrence of any Event of Default, shall not constitute a waiver of any rights of Lender, and Lender may at any time thereafter exercise all available rights and remedies with respect to such breach or Event of Default.  Receipt by Lender of any instrument or document shall not constitute or be deemed to be an approval thereof.  Any approvals required under any of the other Loan Documents must be in writing, signed by Lender and directed to Borrower.”

10.	Exhibit E, Form of Compliance Certificate, of the Loan Agreement is hereby deleted in its entirety and replaced with new Exhibit E attached.

11.

Conflicts.  In the event of a conflict between the terms and conditions or the definitions of terms in the Loan Agreement, the other Loan Documents and the terms and conditions or the definitions of said terms provided herein, the terms and conditions and the definition of said terms as provided herein shall control.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement and the other Loan Documents.

12.

Effectiveness of Prior Documents. Except as specifically modified hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.  All warranties and representations contained in the Loan Agreement and the other Loan Documents shall be deemed remade and affirmed as of the date hereof by the Borrower, except any and all references to the Loan Agreement in such representations, warranties and covenants shall be deemed to include the Loan Agreement as amended by this Fifth Amendment.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against either Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. All collateral previously provided to secure the Loan Agreement continues as security, and all guaranties, if any, guaranteeing obligations under the Loan Documents remain in full force and effect.  This is a Fifth Amendment, not a novation.

13.

Release.   In further consideration of Lender’s execution of this Fifth Amendment, the Borrower, on behalf of itself and its respective successors (including, without limitation, any trustees acting on behalf of Borrower and any debtor-in-possession with respect to any of them), assigns, subsidiaries and affiliates, hereby forever releases Lender and its respective successors, assigns, parents, subsidiaries, affiliates, officers, employees, directors, agents and attorneys (collectively, the “Released Parties”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”), that Borrower may have against the Released Parties which arise from or relate to any actions which the Released Parties may have taken or omitted to take prior to the date this Fifth Amendment was executed, including without limitation with respect to the obligations of Borrower and any third parties liable in whole or in part, and as debtor, surety or guarantor, for the said obligations and any collateral for the said obligations, except in case of willful misconduct or gross negligence, and except for any breach by the Lender of this Agreement or any other Loan Document.. This release shall include all claims based on the “per annum” calculation as defined in the Note of interest due to be paid by Borrower, based on the “per annum” definition contained in the Illinois Interest Act, 815 Ill. Comp. Stat. §205/9 et seq., and the duty of good faith and fair dealing.   This release shall constitute a complete defense of all Claims.  Nothing in this release shall be construed (or shall be admissible in any legal action or proceeding) as an admission by any of the Released Parties that any defense, indebtedness, obligation, liability, claims or cause of action exists which is in the scope of those hereby released.

14.

Preconditions of Effectiveness. This Fifth Amendment shall become effective only upon receipt by the Lender of: (i) an executed and delivered copy of this Fifth Amendment; (ii) copies of required Borrowing (or other) entity resolutions and certifications as required by the Lender; and (iii) any other documents reasonably required by the Lender.

15.

No Waiver of Defaults; Warranties. This Fifth Amendment shall not be construed as or be deemed to be a waiver by the Lender of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Fifth Amendment.

16.	Counterparts. This Fifth Amendment may be signed in any number of counterparts, each of which shall be construed an original, but when taken together shall constitute one document.

17.

Authorization. The Borrower represents and warrants that the execution, delivery and performance of this Fifth Amendment and the documents referenced herein are within the powers and authority of the Borrower and have been duly authorized by all necessary action and do not and will not contravene or conflict with the Articles of Incorporation or Bylaws of the Borrower.

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Dated:  June 10 2020.

BORROWER:

Byline Bancorp, Inc., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation

By:/s/  Alberto J. Paracchini

Name/ Title: Alberto Paracchini, President and CEO

NEGATIVE PLEDGE AFFIRMATION AND CONSENT

BYLINE BANCORP, INC., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation, its capacity as Borrower under the Negative Pledge Agreement, as may be amended, hereby consents to and agrees to the terms of the foregoing Fifth Amendment, as of the day and year first above written.

Byline Bancorp, Inc., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation

By:/s/  Alberto J. Paracchini

Name/ Title: Alberto Paracchini, President and CEO

ACCEPTED AND AGREED TO:LENDER:

CIBC BANK USA

By: /s/  Kevin Kehoe

Name: ____Kevin Kehoe_______________________

Title: Group Head, Managing Director

[signature page of Fifth Amendment]